UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 30, 2009

WORKSTREAM INC.

(Exact Name of Registrant as Specified in Charter)

CANADA	001-15503	N/A
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

495 MARCH ROAD, SUITE 300, OTTAWA, ONTARIO, CANADA K2K-3G1

(Address of Principal Executive Offices) (Zip Code)

1-866-953-8800

 (Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04.   Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement.

As previously disclosed, on May 22, 2009, The Nasdaq Stock Market suspended from trading the Common Shares of Workstream Inc. (the “Company”), pending delisting, as a result of the Company’s failure to comply with Nasdaq Marketplace Rule 5550(b)(1).  The suspension constitutes an event of default under the Company’s Senior Secured Notes dated August 29, 2008 (the “Notes”) and thereby entitles each holder of the Notes (each, a “Holder”) to require the Company to redeem all or a portion of the Holder’s Note at a price equal to 110% of the sum of the principal amount of the Note, accrued and unpaid interest and late fees, if any.  Additionally, as a result of an event of default, the interest rate under each Note was increased to 12%.  Pursuant to a Forbearance Agreement between each Holder and the Company (collectively, the “Forbearance Agreements”), effective as of June 8, 2009, the Holders agreed to forbear from requiring such redemption or exercising certain other rights under the Notes for a period of 15 days while the parties continue to engage in discussions regarding a restructuring of the Notes.  A form of the Forbearance Agreement executed by each Holder and the Company is attached as Exhibit 10.1 hereto.

Item 3.01.   Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As of June 3, 2009, the Company’s Common Shares are dually quoted on the Over-the-Counter Bulletin Board (OTCBB), an electronic quotation service maintained by the Financial Industry Regulatory Authority (FINRA), and the Pink Sheets electronic over-the-counter securities market.  The Common Shares will continue to trade under the symbol “WSTM.”

Item 9.01.   Financial Statements and Exhibits.

(d) Exhibits

10.1   Form of Forbearance Agreement

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WORKSTREAM INC.

Dated: June 8, 2009	By:	/s/ Steve Purello
Name: Steve Purello Title: Chief Executive Officer